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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated October 22, 1999, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-90111) and related Prospectus of Clarent Corporation for the registration of 4,600,000 shares of its common stock.

   Our audits also included the financial statement schedule of Clarent Corporation for the period from July 2, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1999 listed in item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP


Palo Alto, California

November 17, 1999